Exhibit 99.1

NEWS RELEASE

Pactiv Evergreen Reports Second Quarter 2024 Financial Results

Announced sale represents exit from paper mills furthering strategic transformation

Second quarter impacted by end-market weakness and temporary operational disruptions at Pine Bluff mill

Revising 2024 guidance

Second Quarter 2024 Financial Highlights:

•
Net Revenues of $1,338 million for the second quarter of 2024 were down 6% compared to $1,426 million in the second quarter of 2023 and up 7% compared to $1,252 million in the first quarter of 2024.
•
Net Income of $20 million for the second quarter of 2024 compared to a net loss of $139 million in the second quarter of 2023 and net income of $10 million in the first quarter of 2024.
•
Adjusted EBITDA1 of $183 million for the second quarter of 2024 compared to $217 million in the second quarter of 2023 and $168 million in the first quarter of 2024.
•
Diluted earnings per share of $0.10 for the second quarter of 2024 compared to diluted loss per share of $0.78 in the second quarter of 2023 and diluted earnings per share of $0.04 in the first quarter of 2024.
•
Adjusted EPS1 of $0.17 for the second quarter of 2024 compared to $0.20 in the second quarter of 2023 and $0.14 in the first quarter of 2024.

LAKE FOREST, Ill., (July 31, 2024) - Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”) today reported results for the second quarter of 2024. Michael King, President and Chief Executive Officer of Pactiv Evergreen, said, “This past quarter marked a significant milestone in our transformational journey as we announced an agreement to sell our Pine Bluff mill and Waynesville extrusion facility to Suzano. This is a great outcome for Pactiv Evergreen and upon closing of the transaction, we will exit our final remaining mill, allowing us to focus on our core North American converting operations. Our second quarter results were below our expectations, largely driven by two factors. First, in our previous quarterly earnings announcement we highlighted the end-market related risks to our second quarter and full year results, which were predicated on an improvement in fundamentals and consumer demand. As we close a challenging first half of the year, some of the risks we underscored have begun to materialize. We experienced a lower-than-expected sequential uplift in sales volumes, which we believe was caused by further erosion in consumers’ ability to absorb the multi-year impact of elevated inflation. Second, we experienced temporary operational disruptions at our Pine Bluff mill following the planned outage in April. While we were able to identify and resolve the issues quickly, higher-than-expected operating costs and reduced production at the mill during the second quarter impacted results. In response to the current market environment, we are taking action to reduce overhead costs through targeted headcount reductions and curtailing spend. We remain optimistic in our ability to drive operational improvements through the remainder of the year.”

Jon Baksht, Chief Financial Officer of Pactiv Evergreen, added, “We launched our strategic alternatives review for Pine Bluff over a year ago. At closing, the sale will effectively complete the restructuring of our Beverage Merchandising operations, and is expected to improve the long-term cash flow profile of our business, while also reducing volatility across economic cycles. During the quarter, we also announced the repricing and upsizing of our term loans due in 2028, which will lower interest expense and enhance our financial flexibility. As we shift our focus to the remainder of the year, we are lowering our full year guidance to reflect our second quarter results and a slower than anticipated end market demand recovery, partially offset by the expected benefits from the cost curtailment actions. Our revised full year guidance also reflects the pending sale of our Pine Bluff and Waynesville facilities, which is expected to close during the fourth quarter of this year.”

Footprint Optimization Update

On February 29, 2024, the Company announced the Footprint Optimization, a strategic initiative to optimize its manufacturing and warehousing footprint that is expected to improve operating efficiency and result in meaningful cost savings beginning in 2025 and beyond. The Company expects to incur capital expenditures of $40 million to $45 million, total cash restructuring charges of $50 million to $65 million and total non-cash charges of $20 million to $40 million, each primarily during 2024 and 2025, to execute our plan. During the three months ended June 30, 2024, the Company incurred $3 million of non-cash charges.

Beverage Merchandising Restructuring Update

On March 6, 2023 we announced the Beverage Merchandising Restructuring, which included the exploration of strategic alternatives for our Pine Bluff, Arkansas mill and our Waynesville, North Carolina extrusion facility. Following authorization by our Board of Directors on July 12, 2024, we entered into a definitive agreement to sell these facilities. The purchase price is $110 million, subject to certain customary adjustments at closing such as working capital. As part of the transaction, we also agreed to enter into a long-term liquid packaging board supply arrangement at the closing of the sale.

We are currently evaluating the financial statement impacts of the transaction. Based on estimated net proceeds, we currently expect to record a non-cash impairment charge of approximately $320 million to $340 million in the third quarter of 2024 upon classification of the related assets and liabilities as held for sale. The sale price is subject to certain adjustments, and therefore the estimated impairment is subject to change. The transaction is expected to close in the fourth quarter of 2024, subject to customary closing conditions.

Taking into account the impact of this new transaction, we now expect to incur total cash charges of approximately $160 million and non-cash charges of approximately $650 million to $670 million related to the Beverage Merchandising Restructuring. We incurred $5 million and $2 million of cash and non-cash charges, respectively, during the three months ended June 30, 2024.

These charges for the Footprint Optimization and Beverage Merchandising Restructuring include certain estimates that are provisional and include significant management judgments and assumptions that could change materially as the Company completes the execution of its plans. Actual results may differ from these estimates, and the completion of the plans could result in additional restructuring charges or impairments not reflected above.

1 Adjusted EBITDA and Adjusted EPS are non-GAAP measures. Refer to their definitions in the discussion on non-GAAP financial measures and the accompanying reconciliations below.

Second Quarter 2024 Results vs. Second Quarter 2023 Results

Net revenues in the second quarter of 2024 were $1,338 million compared to $1,426 million in the second quarter of 2023. The decrease was primarily due to the closure of our Canton, North Carolina mill during the second quarter of 2023 and lower sales volume. Lower sales volume in the Food and Beverage Merchandising segment was mainly due to strategically exiting certain business and the market softening amid inflationary pressures.

Net income was $20 million, or $0.10 per diluted share, in the second quarter of 2024 compared to a net loss of $139 million, or $0.78 per diluted share, in the second quarter of 2023. The change in net income included a $139 million increase in gross profit, largely due to accelerated depreciation expense from the Beverage Merchandising Restructuring incurred in the prior year period, partially offset by lower sales volume in the current period for the reasons discussed above. The improved result also benefited from a $26 million decrease in restructuring charges compared to the prior period, mostly related to the Beverage Merchandising Restructuring, partially offset by the discrete tax benefit incurred in the prior period related to the aforementioned restructuring.

Adjusted EBITDA1 was $183 million and Adjusted EPS1 was $0.17 in the second quarter of 2024 compared to $217 million and $0.20, respectively, in the second quarter of 2023. The decrease in Adjusted EBITDA1 and Adjusted EPS1 reflects higher manufacturing costs and lower sales volume, partially offset by lower incentive based compensation costs.

Segment Results

Foodservice

	For the Three Months Ended June 30,				Components of Change in Net Revenues
(In millions, except for %)	2024	2023	Change	Change %	Price/Mix	Volume
Total segment net revenues	$668	$656	$12	2%	2%	—%
Segment Adjusted EBITDA	$109	$128	$(19)	(15)%
Segment Adjusted EBITDA margin[2]	16%	20%

2 For each segment, segment Adjusted EBITDA margin is calculated as segment Adjusted EBITDA divided by total segment net revenues.

The increase in net revenues was mainly due to higher pricing, largely due to the pass through of higher material costs, partially offset by unfavorable product mix.

The decrease in Adjusted EBITDA reflects higher manufacturing costs and unfavorable product mix, partially offset by higher pricing, net of material costs passed through, and lower incentive based compensation costs.

Food and Beverage Merchandising

	For the Three Months Ended June 30,				Components of Change in Net Revenues
(In millions, except for %)	2024	2023	Change	Change %	Price/Mix	Volume	Mill Closure
Total segment net revenues	$674	$805	$(131)	(16)%	(1)%	(5)%	(10)%
Segment Adjusted EBITDA	$93	$109	$(16)	(15)%
Segment Adjusted EBITDA margin	14%	14%

The decrease in net revenues was primarily due to the closure of our Canton, North Carolina mill, and lower sales volume. Lower sales volume was due to strategically exiting certain business and the market softening amid inflationary pressures.

The decrease in Adjusted EBITDA reflects higher manufacturing costs, lower sales volume and lower pricing, net of material costs passed through, partially offset by lower incentive based compensation costs.

Second Quarter 2024 Results vs. First Quarter 2024 Results

Net revenues in the second quarter of 2024 were $1,338 million compared to $1,252 million in the first quarter of 2024. The increase was mostly due to higher sales volume due to seasonal trends, partially offset by unfavorable product mix.

Net income was $20 million, or $0.10 per diluted share, in the second quarter of 2024 compared to net income of $10 million, or $0.04 per diluted share, in the first quarter of 2024. The higher net income reflects lower incentive based compensation and restructuring costs, partially offset by the write-off of deferred financing costs following the Credit Agreement amendments in May 2024 and higher tax expense.

Adjusted EBITDA1 was $183 million and Adjusted EPS1 was $0.17 in the second quarter of 2024 compared to $168 million and $0.14, respectively, in the first quarter of 2024. The increase in Adjusted EBITDA1 and Adjusted EPS1 was mainly due to higher sales volume and lower incentive based compensation costs, partially offset by higher manufacturing and transportation costs and unfavorable product mix.

Segment Results

Foodservice

	For the Three Months Ended				Components of Change in Net Revenues
(In millions, except for %)	June 30, 2024	March 31, 2024	Change	Change %	Price/Mix	Volume
Total segment net revenues	$668	$597	$71	12%	1%	11%
Segment Adjusted EBITDA	$109	$90	$19	21%
Segment Adjusted EBITDA margin	16%	15%

The increase in net revenues was largely due to higher sales volume which was attributable to seasonal trends and higher pricing due to the pass through of higher material costs.

The increase in Adjusted EBITDA was primarily due to higher sales volume and lower incentive based compensation costs, partially offset by higher manufacturing costs.

Food and Beverage Merchandising

	For the Three Months Ended				Components of Change in Net Revenues
(In millions, except for %)	June 30, 2024	March 31, 2024	Change	Change %	Price/Mix	Volume
Total segment net revenues	$674	$660	$14	2%	(1)%	3%
Segment Adjusted EBITDA	$93	$100	$(7)	(7)%
Segment Adjusted EBITDA margin	14%	15%

Net revenues increased due to higher sales volume which was attributable to seasonal trends, partially offset by unfavorable product mix.

The decrease in Adjusted EBITDA reflects higher manufacturing costs, mostly due to a planned annual mill outage, and unfavorable product mix, partially offset by higher sales volume and lower incentive based compensation costs.

Balance Sheet and Cash Flow Highlights

The Company continues to deliver on its commitment to strengthen its balance sheet. Since December 31, 2022, the Company reduced its total outstanding debt by $544 million, and Net Debt3 declined by $108 million. The Company’s Board of Directors declared a second quarter 2024 dividend on July 29, 2024 of $0.10 per share of common stock, payable on September 13, 2024 to shareholders of record as of August 30, 2024.

(In millions)	As of June 30, 2024	(In millions)	For the Three Months Ended June 30, 2024
Total outstanding debt	$3,592	Net cash flow provided by operating activities	$94
Cash and cash equivalents	(95)	Capital expenditures	(57)
Net Debt[3]	$3,497	Free Cash Flow[3]	$37

Outlook

Due to the Company’s second quarter results and the expected continuation of end-market related risks, as well as the pending divestiture of the Pine Bluff mill and Waynesville extrusion facility, the Company is revising its full year Adjusted EBITDA1 outlook to a range of $800 million to $820 million.

The Company has not reconciled the non-GAAP measure Adjusted EBITDA1 to the GAAP measure net income (loss) on a forward-looking basis in this release because the Company does not provide guidance for certain of the reconciling items on a consistent basis, including but not limited to items relating to restructuring, asset impairment and other related charges, depreciation and amortization expense, net interest expense and income taxes, which would be required to include a reconciliation of Adjusted EBITDA1 to GAAP net income (loss), as the Company is unable to quantify these amounts without unreasonable efforts.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on August 1, 2024 at 8:30 a.m. U.S. Eastern Time. Investors interested in participating in the live call may register for the call here. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com/financial-information/sec-filings under “News & Events.” The Company may from time to time use this Investor Relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. The Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

3 Net Debt and Free Cash Flow are non-GAAP measures. Refer to their definitions in the discussion on non-GAAP financial measures below.

Note to Investors Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our guidance as to our future financial and operational results, our expectations regarding the timing for the closing of the sale of our Pine Bluff and Waynesville facilities and the long-term impact of that sale on the cash flow profile, and volatility across economic cycles, of our business, the expected timelines and amount and type of capital expenditures and cash and non-cash restructuring charges that we expect to incur in connection with the Footprint Optimization and the Beverage Merchandising Restructuring (including the sale of the Pine Bluff and Waynesville facilities) and the timing thereof, the effect of the Footprint Optimization on our operating efficiency and its ability to generate the anticipated savings on the anticipated timeframes and our ability to drive operational improvement in the remainder of the year. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our expectations and projections about future events as of the date of this press release and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements, including, among others, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission, or SEC, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 filed with the SEC. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company uses the following financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted EBITDA, Adjusted EPS, Free Cash Flow and Net Debt.

The Company defines Adjusted EBITDA as net income (loss) calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, unrealized gains or losses on derivatives, foreign exchange gains or losses on cash and gains or losses on certain legal settlements.

The Company defines Adjusted EPS as diluted (loss) earnings per share (“EPS”) calculated in accordance with GAAP adjusted for the after-tax effect of certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income or expense, unrealized gains or losses on derivatives, foreign exchange losses on cash, gains or losses on certain legal settlements and gains or losses on debt extinguishments.

The Company defines Free Cash Flow as net cash provided by operating activities, less capital expenditures.

The Company defines Net Debt as the sum of current and long-term debt, less cash and cash equivalents.

The Company has provided herein a reconciliation of (i) net income (loss) to Adjusted EBITDA, (ii) diluted (loss) EPS to Adjusted EPS, (iii) net cash provided by operating activities to Free Cash Flow and (iv) total debt to Net Debt, in each case representing the most directly comparable GAAP financial measures.

The Company presents Adjusted EBITDA to assist in comparing performance from period to period and as a measure of operational performance. It is a key measure used by its management team to generate future operating plans, make strategic decisions and incentivize and reward its employees. In addition, its management and Chief Operating Decision Maker, who is the President and Chief Executive Officer, use the Adjusted EBITDA of each reportable segment to evaluate its respective operating performance. Accordingly, the Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. Like Adjusted EBITDA, management believes Adjusted EPS is useful to investors, analysts and others to facilitate operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the items noted above.

The Company presents Free Cash Flow to assist in comparing liquidity from period to period and to provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, and also, as with Adjusted EBITDA, to generate future operating plans, make strategic decisions and incentivize and reward its employees. The Company believes that this measure is useful to investors in evaluating cash available to service and repay debt, make other investments and pay dividends. The Company presents Net Debt as a supplemental measure to review the liquidity of its operations and measure the Company’s credit position and progress toward leverage targets. The Company also believes that investors find this measure useful in evaluating its debt levels.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP metrics may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. Because of these and other limitations, you should consider them alongside other financial performance measures, including our net income and other GAAP results. In addition, in evaluating Adjusted EBITDA, Adjusted EPS and other metrics derived from them, you should be aware that in the future the Company will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Adjusted EPS and you should not infer from our presentation of Adjusted EBITDA and Adjusted EPS that our future results will not be affected by these expenses or any unusual or non-recurring items.

Contact:

Curt Worthington

847.482.2040

InvestorRelations@pactivevergreen.com

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
Net revenues	$1,255	$1,172	$1,331
Related party net revenues	83	80	95
Total net revenues	1,338	1,252	1,426
Cost of sales	(1,115)	(1,031)	(1,342)
Gross profit	223	221	84
Selling, general and administrative expenses	(122)	(133)	(136)
Restructuring, asset impairment and other related charges	(6)	(17)	(32)
Other income, net	2	3	4
Operating income (loss)	97	74	(80)
Non-operating expense, net	—	—	(3)
Interest expense, net	(66)	(59)	(64)
Income (loss) before tax	31	15	(147)
Income tax (expense) benefit	(11)	(5)	8
Net income (loss)	20	10	(139)
Income attributable to non-controlling interests	(1)	(1)	—
Net income (loss) attributable to Pactiv Evergreen Inc. common shareholders	$19	$9	$(139)
Earnings (loss) per share attributable to Pactiv Evergreen Inc. common shareholders
Basic	$0.11	$0.04	$(0.78)
Diluted	$0.10	$0.04	$(0.78)

Weighted-average shares outstanding - basic	179.7	179.4	178.5
Weighted-average shares outstanding - diluted	181.0	180.8	178.5

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of June 30, 2024	As of March 31, 2024	As of June 30, 2023
Assets
Cash and cash equivalents	$95	$71	$302
Accounts receivable, net	486	475	468
Related party receivables	37	35	38
Inventories	881	911	927
Other current assets	116	111	114
Total current assets	1,615	1,603	1,849
Property, plant and equipment, net	1,473	1,488	1,488
Operating lease right-of-use assets, net	272	282	268
Goodwill	1,815	1,815	1,815
Intangible assets, net	974	989	1,034
Other noncurrent assets	213	209	176
Total assets	$6,362	$6,386	$6,630
Liabilities
Accounts payable	$367	$334	$352
Related party payables	7	8	8
Current portion of long-term debt	20	17	18
Current portion of operating lease liabilities	66	66	62
Income taxes payable	12	23	3
Accrued and other current liabilities	321	344	402
Total current liabilities	793	792	845
Long-term debt	3,572	3,568	3,822
Long-term operating lease liabilities	223	232	220
Deferred income taxes	226	235	255
Long-term employee benefit obligations	57	57	59
Other noncurrent liabilities	155	154	144
Total liabilities	$5,026	$5,038	$5,345
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,332	1,344	1,282
Non-controlling interests	4	4	3
Total equity	1,336	1,348	1,285
Total liabilities and equity	$6,362	$6,386	$6,630

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Operating Activities:
Net income (loss)	$20	$10	$22	$30	$(139)
Adjustments to reconcile net income (loss) to operating cash flows:
Depreciation and amortization	80	79	82	85	259
Deferred income taxes	(5)	(11)	(26)	—	(28)
Asset impairment and restructuring related non-cash charges (net of reversals)	1	1	12	3	9
Non-cash portion of operating lease expense	21	21	20	20	19
Other non-cash items, net	8	5	12	13	13
Change in assets and liabilities:
Accounts receivable, net	(17)	(51)	51	(3)	46
Inventories	30	(60)	(7)	75	47
Accounts payable	39	35	(28)	(15)	(38)
Operating lease payments	(21)	(21)	(20)	(19)	(20)
Accrued and other current liabilities	(35)	(55)	(52)	43	(28)
Other assets and liabilities	(27)	14	15	6	(13)
Net cash provided by (used in) operating activities	94	(33)	81	238	127
Investing Activities:
Acquisition of property, plant and equipment	(57)	(41)	(107)	(62)	(53)
Purchase of investments	—	(23)	—	—	—
Receipt of refundable exclusivity payment	10	—	—	—	—
Other investing activities	5	6	2	9	(1)
Net cash used in investing activities	(42)	(58)	(105)	(53)	(54)
Financing Activities:
Term loan debt proceeds	372	—	—	—	—
Term loan debt repayments	(725)	—	(24)	(229)	(182)
Revolver proceeds	373	18	—	—	—
Revolver repayments	(18)	(18)	—	—	—
Deferred financing transaction costs	(7)	—	—	—	—
Dividends paid to common shareholders	(18)	(18)	(17)	(18)	(18)
Other financing activities	(3)	(8)	(5)	(3)	(2)
Net cash used in financing activities	(26)	(26)	(46)	(250)	(202)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	1	—	(4)	4
Increase (decrease) in cash, cash equivalents and restricted cash	24	(116)	(70)	(69)	(125)
Cash, cash equivalents and restricted cash, including amounts classified as held for sale, as of beginning of the period	71	187	257	326	451
Cash, cash equivalents and restricted cash as of end of the period	$95	$71	$187	$257	$326
Cash, cash equivalents and restricted cash are comprised of:
Cash and cash equivalents	95	71	164	233	302
Restricted cash classified as other current assets	—	—	2	—	—
Restricted cash classified as other noncurrent assets	—	—	21	24	24
Cash, cash equivalents and restricted cash as of end of the period	$95	$71	$187	$257	$326

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
Reportable segment net revenues
Foodservice	$668	$597	$656
Food and Beverage Merchandising	674	660	805
Intersegment revenues	(4)	(5)	(35)
Total net revenues	$1,338	$1,252	$1,426

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA to Adjusted EBITDA

(in millions)

(unaudited)

	For the Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
Reportable segment Adjusted EBITDA
Foodservice	$109	$90	$128
Food and Beverage Merchandising	93	100	109
Unallocated	(19)	(22)	(20)
Adjusted EBITDA (Non-GAAP)	$183	$168	$217

Pactiv Evergreen Inc.

Reconciliations of Net Income (Loss) to Adjusted EBITDA and Diluted EPS to Adjusted EPS

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	June 30, 2024		March 31, 2024		June 30, 2023
	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net loss to Adjusted EBITDA	Diluted EPS to Adjusted EPS
Net income (loss) / Diluted EPS (Reported GAAP Measure)	$20	$0.10	$10	$0.04	$(139)	$(0.78)
Income tax expense (benefit)	11		5		(8)
Interest expense, net (excluding loss on extinguishment of debt)	60		59		64
Loss on extinguishment of debt	6	0.02	—	—	—	—
Depreciation and amortization (excluding restructuring-related charges)	75		75		82
Beverage Merchandising Restructuring charges(1)	7	0.03	11	0.05	216	0.98
Footprint Optimization charges(2)	3	0.01	10	0.05	—	—
Other restructuring and asset impairment charges (reversals)	2	0.01	—	—	1	—
Loss (gain) on sale of businesses and noncurrent assets	1	—	(1)	—	1	—
Non-cash pension expense(3)	—	—	—	—	3	0.01
Unrealized gains on commodity derivatives	(1)	—	(1)	—	(1)	—
Foreign exchange gains on cash	(1)	—	—	—	(2)	(0.01)
Adjusted EBITDA / Adjusted EPS(4) (Non-GAAP Measure)	$183	$0.17	$168	$0.14	$217	$0.20
(1)
Reflects charges related to the Beverage Merchandising Restructuring, including $3 million, $3 million and $177 million of accelerated depreciation expense for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively.
(2)
Reflects charges related to the Footprint Optimization, including $3 million and $1 million of accelerated depreciation expense for the three months ended June 30, 2024 and March 31, 2024, respectively.
(3)
Reflects the non-cash pension expense related to our employee benefit plans.
(4)
Income tax expense (benefit), interest expense, net (excluding loss on extinguishment of debt) and depreciation and amortization (excluding restructuring-related charges) are not adjustments from diluted EPS to calculate Adjusted EPS. Adjustments were tax effected using the applicable effective income tax rate for each period. For the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, the tax effect of the adjustments were income of $0.02 per diluted share, income of $0.01 per diluted share and income of $0.24 per diluted share, respectively.